Exhibit 99.1

Antero Resources Reports Second Quarter 2022 Financial and Operational Results

Denver, Colorado, July 27, 2022—Antero Resources Corporation (NYSE: AR) (“Antero Resources”, “Antero”, or the “Company”) today announced its second quarter 2022 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Second Quarter 2022 Highlights Include:

•	Net production averaged 3.2 Bcfe/d, including 166 MBbl/d of liquids
•	Realized pre-hedge natural gas equivalent price of $8.00 per Mcfe, an $0.83 per Mcfe premium to NYMEX pricing
o	Realized pre-hedge natural gas price of $7.67 per Mcf, a $0.50 per Mcf premium to NYMEX pricing
o	Realized C3+ NGL price of $60.28 per barrel, or 61% of WTI, a 50% increase from the prior year period
•	Net income was $765 million, Adjusted Net Income was $563 million (Non-GAAP)
•	Adjusted EBITDAX was $953 million (Non-GAAP); net cash provided by operating activities was $923 million
•	Free Cash Flow was $664 million before Changes in Working Capital (Non-GAAP)
•	Reduced total debt by $383 million during the quarter
•	Purchased $247 million of shares during the quarter
•	Net Debt at quarter end was $1.58 billion (Non-GAAP)
•	Net Debt to trailing last twelve month Adjusted EBITDAX declined to 0.6x (Non-GAAP)

Paul Rady, Chairman, Chief Executive Officer and President of Antero Resources commented, “Antero’s second quarter results benefited from outstanding operations that included higher premiums to benchmark pricing and excellent well performance. Strong demand for natural gas along the LNG fairway has led to as much as a $0.25 per MMBtu increase in positive basis pricing on the Gulf Coast since the beginning of 2022. As additional LNG facilities are placed in service we anticipate the premium in basis pricing relative to NYMEX Henry Hub to increase further. We are uniquely positioned to directly benefit from increasing NYMEX prices with 75% of our natural gas being sold at these premium priced hubs in the LNG corridor.”

Mr. Rady continued, “Our strong well performance led to second quarter volumes above prior forecasts. Looking ahead, our five year development program remains focused on this liquids-rich regime. Our liquids-rich development plan, consistent well results and coordinated midstream buildout with Antero Midstream provide us with confidence that we will continue to execute on our maintenance capital plan. This allows us to deliver on our production targets and generate attractive Free Cash Flow for years to come.”

Michael Kennedy, Chief Financial Officer of Antero Resources said, “During the second quarter, we accelerated our return of capital program by purchasing approximately $250 million of shares. At the same time, we reduced debt by nearly $400 million resulting in leverage of just 0.6x. As previously communicated, we intend to increase our return of capital during the second half of 2022 to greater than 50% of Free Cash Flow. Based on today’s commodity prices, we anticipate full-year 2022 shareholder returns to be at the high end of our previously announced target of 25% to 50% of 2022 Free Cash Flow. We expect in excess of $2.5 billion of Free Cash Flow in 2022 and over $10 billion of Free Cash Flow through 2026, based on current backwardated commodity prices. Today’s balance sheet strength and a strong Free Cash Flow outlook will allow us to deliver increasing capital returns to our shareholders.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Debt Reduction

As of June 30, 2022, Antero’s total debt was $1.58 billion. Net Debt to trailing twelve month Adjusted EBITDAX was 0.6x. During the second quarter, Antero reduced total debt by $383 million, including a $317 million reduction in borrowings under the credit facility. During the quarter, Antero also repurchased $62 million aggregate principle amount of senior notes in the open market and reduced its convertible debt outstanding by $4 million.

Share Repurchase Program

During the second quarter of 2022, Antero purchased 6.7 million shares at an average weighted price of $36.66 per share for $247 million. For the first six months of 2022, Antero purchased 11 million shares at a weighted average price of $32.44 per share for $358 million. These purchases includes repurchases of $100 million in the first quarter of 2022 and $193 million in the second quarter of 2022 under the share repurchase program and results in $707 million remaining under the Board of Directors authorized share repurchase program. Based on current strip prices and market conditions, Antero anticipates repurchasing this remaining amount of $707 million under the plan in 2022.

Free Cash Flow

During the second quarter, Antero generated $664 million of Free Cash Flow before Changes in Working Capital. Free Cash Flow after Changes in Working Capital was $631 million.

	Three Months Ended June 30,
	2021	2022
Net cash provided by operating activities	$308,541	922,712
Less: Net cash used in investing activities	(179,903)	(259,717)
Less: Proceeds from sale of assets, net	(2,351)	—
Less: Distributions to non-controlling interests in Martica	(21,329)	(31,541)
Free Cash Flow	$104,958	631,454
Changes in Working Capital (1)	(28,077)	32,279
Free Cash Flow before Changes in Working Capital	$76,881	663,733

(1)	Working capital adjustments in the second quarter of 2022 include a decrease of $43 million in changes in current assets and liabilities and an increase of $11 million in accounts payable and accrued liabilities for additions to property and equipment. In the second quarter of 2021, working capital adjustments include an increase of $21 million in changes in current assets and liabilities and an increase of $7 million in accounts payable and accrued liabilities for additions to property and equipment

Guidance Update

Antero is increasing guidance for its realized natural gas price for full-year 2022 to a premium to NYMEX of $0.30 to $0.40 per Mcf from a previous range of $0.15 to $0.25 per Mcf, reflecting a 75% increase at the midpoint. The increase was driven primarily by higher premiums to NYMEX being realized at the Gulf Coast hubs where Antero sells a significant portion of its natural gas, as well as a greater BTU uplift on the Company’s natural gas sales which average 1100 Btu gas in the sales stream.

Antero is revising its cash production expense guidance by 7% to a range of $2.40 to $2.50 per Mcfe reflecting higher fuel and ad valorem costs due to the increase in commodity prices.

Antero is also increasing its drilling and completion capital expenditure guidance by 7% reflecting incremental inflationary pressure primarily related to higher diesel and steel costs and development optimization through the retention of preferred crews through 2022.

Land capital guidance is increasing to a range of $100 to $110 million due to the successful organic leasing program that has allowed Antero to increase its premium drilling locations in its liquids-rich fairway. During the second quarter, Antero added approximately 6,000 net acres which hold approximately 25 incremental drilling locations at an average cost of under $1.0 million per location. Since 2019, through Antero’s organic leasing efforts, the Company has added approximately 100 drilling locations in the liquids-rich fairway of Tyler and Wetzel Counties. This equates to approximately one and a half years of drilling inventory at an average of 65 wells per year under Antero’s maintenance capital plan.

	Full Year 2022 – Prior		Full Year 2022 – Revised		Midpoint
	Low	High	Low	High	Variance
Natural Gas Realized Price vs. NYMEX Henry Hub ($/Mcf)	$0.15	$0.25	$0.30	$0.40	75%
Cash Production Expense ($/Mcfe)	$2.25	$2.35	$2.40	$2.50	7%

Drilling and Completion Capital ($MM)	$675	$700	$725	$750	7%
Land Capital ($MM)	$65	$75	$100	$110	50%

Note: Any 2022 projections not discussed in this release are unchanged from previously stated guidance.

Second Quarter 2022 Operating Update

Marcellus - Antero placed 11 horizontal Marcellus wells to sales during the second quarter with an average lateral length of 13,714 feet. Well performance continues to be strong with several notable pads placed to sales during the first half of the year that helped drive second quarter volumes above prior forecasts. The payout periods at these three pads are projected to be four months from the turn in line date. These include:

•	A six well pad with an average 60-day rate per well of 32.1 MMcfe/d, including approximately 1,631 Bbl/d of liquids per well assuming 25% ethane recovery
•	A five well pad with an average 60-day rate per well of 30.1 MMcfe/d, including approximately 1,341 Bbl/d of liquids per well assuming 25% ethane recovery
•	A nine well pad with an average 60-day rate per well of 26.0 MMcfe/d, including approximately 1,387 Bbl/d of liquids per well assuming 25% ethane recovery

Utica - Antero placed six horizontal Utica wells to sales during the second quarter with an average lateral length of 15,272 feet. All six of these wells have been on line for at least 60 days and the average 60-day rate per well was 28.7 MMcfe/d, including an Antero record of approximately 1,749 Bbl/d of liquids per well assuming 0% ethane recovery. The payout period at this pad is projected to be five months from the turn in line date.

Second Quarter 2022 Financial Results

Net daily natural gas equivalent production in the second quarter averaged over 3.2 Bcfe/d, including 166 MBbl/d of liquids, as detailed in the table below. During the first half of 2022 production averaged approximately 3.2 Bcfe/d, at the high end of the guidance range of 3.1 to 3.2 Bcfe/d. Due to a later start up of the Shell Cracker than previously forecast, Antero anticipates third quarter production volumes will be 3.2 to 3.3 Bcfe/d and fourth quarter 2022 production volumes to be 3.3 to 3.4 Bcfe/d. Full year 2022 production guidance remains unchanged at a range of 3.2 to 3.3 Bcfe/d.

Antero’s average realized natural gas price before hedging was $8.00 per Mcf, representing a 112% increase compared to the prior year period. Antero realized a $0.50 per Mcf premium to the average NYMEX Henry Hub. The realized natural gas price benefited from higher premiums to NYMEX at the price hubs where Antero sells its natural gas in the LNG fairway of the Gulf Coast. Antero sells approximately 75% of its natural gas into these premium priced NYMEX-related hubs.

The following table details average net production and average realized prices for the three months ended June 30, 2022:

	Three Months Ended June 30, 2022
					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,233	9,951	111,603	44,229	3,228

							Combined
							Natural
	Natural Gas	Oil		C3+ NGLs		Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)		($/Bbl)		($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$7.67	$98.49		$60.28		$22.42	$8.00
NYMEX average price	$7.17	$108.72					$7.17
Premium / (Discount) to NYMEX	$0.50	$(10.23)					$0.83

Settled commodity derivatives	$(2.73)	$(0.76	)(1)	$(0.44	)(1)	$—	$(1.90)
Average realized prices after settled derivatives	$4.94	$97.73		$59.84		$22.42	$6.10
Premium / (Discount) to NYMEX	$(2.23)	$(10.99)					$(1.07)

(1)	These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and all oil and C3+ NGL derivative instruments during the three months ended June 30, 2022.

Antero’s average realized C3+ NGL price was $60.28 per barrel, a 50% increase versus the prior year period. Antero shipped 58% of its total C3+ NGL net production on Mariner East 2 for export and realized a $0.09 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 42% of C3+ NGL net production at a $0.08 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 111,603 Bbl/d of net C3+ NGL production was a $0.02 per gallon premium to Mont Belvieu pricing.

	Three Months Ended June 30, 2022
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	65,246	58%	$0.09
Remaining C3+ NGL volume	Hopedale, OH	46,357	42%	$(0.08)
Total C3+ NGLs/Blended Premium		111,603	100%	$0.02

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.61 per Mcfe in the second quarter, a 13% increase compared to $2.30 per Mcfe average during the second quarter of 2021. The increase was due primarily to higher natural gas and diesel fuel costs that impacted gathering, processing and transportation costs and an increase in production taxes as a result of higher commodity prices during the quarter.

Net marketing expense was $0.09 per Mcfe in the second quarter, a decrease from $0.11 per Mcfe during the second quarter of 2021 due to higher gas marketing margins from the year ago period.

Second Quarter 2022 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended June 30, 2022, were $217 million. For a reconciliation of accrued capital expenditures to cash capital expenditures, see the table in the Non-GAAP Financial Measures section.

In addition to capital invested in drilling and completion costs, the Company invested $49 million in land during the second quarter. A portion of the land capital was used to acquire approximately 6,000 net acres which hold approximately 25 incremental drilling locations at an average cost of under $1.0 million per location. In addition to the incremental locations added, Antero also acquired minerals in its Marcellus area of development to increase its net revenue interest in future drilling locations.

Commodity Derivative Positions

Antero did not enter into any new natural gas, NGL or oil hedges during the second quarter of 2022.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, July 28, 2022 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, August 4, 2022 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13726239. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, August 4, 2022 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income (loss), adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss). The following table reconciles net income (loss) to Adjusted Net Income (in thousands):

	Three Months Ended June 30,
	2021	2022
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(523,467)	765,135
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(10,984)	46,898
Unrealized commodity derivative (gains) losses	756,998	(293,665)
Amortization of deferred revenue, VPP	(11,279)	(9,375)
Loss (gain) on sale of assets	(2,288)	71
Impairment of oil and gas properties	9,303	23,363
Equity-based compensation	4,249	8,171
Loss on early extinguishment of debt	23,065	4,414
Loss on convertible note equitization	11,731	—
Equity in earnings of unconsolidated affiliate	(17,477)	(14,713)
Contract termination	844	2,096
Tax effect of reconciling items (1)	(187,629)	64,914
	57,635	597,309
Martica adjustments (2)	(16,097)	(34,637)
Adjusted Net Income	$41,538	562,672

Fully Diluted Shares Outstanding (3)	307,879	334,561

(1)	Deferred taxes were 24% and 23% for 2021 and 2022, respectively.
(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.
(3)	Fully diluted shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings (loss) per share. Anti-dilutive weighted average shares outstanding for the three months ended June 30, 2021 and 2022 were 28.6 million and 0.4 million, respectively.

Net Debt

Net Debt is calculated as total debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	June 30,
	2021	2022
Credit Facility	$—	70,800
5.000% senior notes due 2025	584,635	—
8.375% senior notes due 2026	325,000	311,767
7.625% senior notes due 2029	584,000	534,000
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	81,570	77,570
Unamortized discount, net	(27,772)	—
Unamortized debt issuance costs	(21,989)	(16,924)
Total long-term debt	$2,125,444	1,577,213
Less: Cash and cash equivalents	—	—
Net Debt	$2,125,444	1,577,213

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, less proceeds from asset sales and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate return of capital. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies.

Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months and years ended June 30, 2021 and 2022. Adjusted EBITDAX also excludes the noncontrolling interests in Martica and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended June 30,
	2021	2022
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(523,467)	765,135
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(10,984)	46,898
Unrealized commodity derivative (gains) losses	756,998	(293,665)
Payments for derivative monetizations	4,569	—
Amortization of deferred revenue, VPP	(11,279)	(9,375)
Loss (gain) on sale of assets	(2,288)	71
Interest expense, net	49,963	34,213
Loss on early extinguishment of debt	23,065	4,414
Loss on convertible note equitizations	11,731	—
Income tax expense (benefit)	(175,966)	225,571
Depletion, depreciation, amortization, and accretion	188,661	174,199
Impairment of oil and gas properties	9,303	23,363
Exploration expense	5,638	862
Equity-based compensation expense	4,249	8,171
Equity in earnings of unconsolidated affiliate	(17,477)	(14,713)
Dividends from unconsolidated affiliate	31,284	31,284
Contract termination, transaction expense and other	1,029	2,129
	345,029	998,557
Martica related adjustments (1)	(25,677)	(45,305)
Adjusted EBITDAX	$319,352	953,252

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$319,352	953,252
Martica related adjustments (1)	25,677	45,305
Interest expense, net	(49,963)	(34,213)
Exploration expense	(5,638)	(862)
Changes in current assets and liabilities	21,370	(43,224)
Transaction expense	(185)	—
Payments for derivative monetizations	(4,569)	—
Other items	2,497	2,454
Net cash provided by operating activities	$308,541	922,712

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
June 30,
2022
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$960,783
Net income and comprehensive income attributable to noncontrolling interests	68,000
Unrealized commodity derivative losses	240,793
Amortization of deferred revenue, VPP	(41,454)
Loss on sale of assets	1,913
Interest expense, net	161,088
Loss on early extinguishment of debt	41,990
Income tax expense	277,314
Depletion, depreciation, amortization, and accretion	707,385
Impairment of oil and gas properties	92,983
Exploration	2,469
Equity-based compensation expense	23,366
Equity in earnings of unconsolidated affiliate	(80,805)
Dividends from unconsolidated affiliate	125,138
Contract termination, transaction expense and other	6,366
2,587,329
Martica related adjustments (1)	(148,735)
Adjusted EBITDAX	$2,438,594

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended June 30,
	2021	2022
Drilling and completion costs (cash basis)	$168,825	208,949
Change in accrued capital costs	(2,041)	7,842
Adjusted drilling and completion costs (accrual basis)	$166,784	216,791

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our return of capital, expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, impacts of world health event, including the COVID-19 pandemic, cybersecurity risks, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

For more information, contact Michael Kennedy, Chief Financial Officer of Antero Resources at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	June 30,
	2021	2022
Assets
Current assets:
Accounts receivable	$78,998	25,375
Accrued revenue	591,442	952,054
Derivative instruments	757	578
Other current assets	14,922	37,490
Total current assets	686,119	1,015,497
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	1,042,118	1,014,497
Proved properties	12,646,303	12,910,737
Gathering systems and facilities	5,802	5,802
Other property and equipment	116,522	126,807
	13,810,745	14,057,843
Less accumulated depletion, depreciation, and amortization	(4,283,700)	(4,466,297)
Property and equipment, net	9,527,045	9,591,546
Operating leases right-of-use assets	3,419,912	3,355,622
Derivative instruments	14,369	7,058
Investment in unconsolidated affiliate	232,399	229,095
Other assets	16,684	13,882
Total assets	$13,896,528	14,212,700

Liabilities and Equity
Current liabilities:
Accounts payable	$24,819	87,860
Accounts payable, related parties	76,240	72,871
Accrued liabilities	457,244	496,677
Revenue distributions payable	444,873	485,039
Derivative instruments	559,851	773,357
Short-term lease liabilities	456,347	506,724
Deferred revenue, VPP	37,603	34,107
Other current liabilities	11,140	18,769
Total current liabilities	2,068,117	2,475,404
Long-term liabilities:
Long-term debt	2,125,444	1,577,213
Deferred income tax liability, net	318,126	483,722
Derivative instruments	181,806	393,139
Long-term lease liabilities	2,964,115	2,849,598
Deferred revenue, VPP	118,366	103,215
Other liabilities	54,462	56,546
Total liabilities	7,830,436	7,938,837
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 313,930 and 308,812 shares issued and outstanding, as of December 31, 2021 and June 30, 2022, respectively	3,139	3,088
Additional paid-in capital	6,371,398	6,119,645
Accumulated deficit	(617,377)	(119,125)
Total stockholders' equity	5,757,160	6,003,608
Noncontrolling interests	308,932	270,255
Total equity	6,066,092	6,273,863
Total liabilities and equity	$13,896,528	14,212,700

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2021	2022
Revenue and other:
Natural gas sales	$626,520	1,558,994
Natural gas liquids sales	464,381	702,388
Oil sales	51,906	89,185
Commodity derivative fair value losses	(831,840)	(265,662)
Marketing	165,453	106,150
Amortization of deferred revenue, VPP	11,279	9,375
Other income (loss)	(619)	1,255
Total revenue	487,080	2,201,685
Operating expenses:
Lease operating	21,645	25,253
Gathering, compression, processing and transportation	641,362	656,212
Production and ad valorem taxes	33,694	81,842
Marketing	198,994	131,298
Exploration and mine expenses	5,638	1,394
General and administrative (including equity-based compensation expense of $4,249 and $8,171 in 2021 and 2022, respectively)	32,177	44,439
Depletion, depreciation and amortization	187,330	173,395
Impairment of oil and gas properties	9,303	23,363
Accretion of asset retirement obligations	1,331	804
Contract termination	844	2,096
(Gain) loss on sale of assets	(2,288)	71
Total operating expenses	1,130,030	1,140,167
Operating income (loss)	(642,950)	1,061,518
Other income (expense):
Interest expense, net	(49,963)	(34,213)
Equity in earnings of unconsolidated affiliate	17,477	14,713
Loss on early extinguishment of debt	(23,065)	(4,414)
Loss on convertible note equitization	(11,731)	—
Transaction expense	(185)	—
Total other expense	(67,467)	(23,914)
Income (loss) before income taxes	(710,417)	1,037,604
Income tax benefit (expense)	175,966	(225,571)
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(534,451)	812,033
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(10,984)	46,898
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(523,467)	765,135

Income (loss) per share—basic	$(1.70)	2.46
Income (loss) per share—diluted	$(1.70)	2.29

Weighted average number of shares outstanding:
Basic	307,879	310,535
Diluted	307,879	334,561

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2021	2022
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$(545,555)	637,337
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	383,475	345,031
Impairments	43,365	45,825
Commodity derivative fair value losses	1,009,596	1,277,042
Losses on settled commodity derivatives	(64,951)	(844,713)
Payments for derivative monetizations	(4,569)	—
Deferred income tax expense (benefit)	(178,912)	171,707
Equity-based compensation expense	9,891	12,820
Equity in earnings of unconsolidated affiliate	(36,171)	(39,891)
Dividends of earnings from unconsolidated affiliate	74,040	62,569
Amortization of deferred revenue	(22,429)	(18,647)
Amortization of debt issuance costs, debt discount and debt premium	7,877	2,515
Settlement of asset retirement obligations	—	(886)
(Gain) loss on sale of assets	(2,288)	1,857
Loss on early extinguishment of debt	66,269	15,068
Loss on convertible note equitizations	50,777	—
Changes in current assets and liabilities:
Accounts receivable	(7,687)	53,623
Accrued revenue	(68,425)	(360,612)
Other current assets	631	(22,566)
Accounts payable including related parties	6,681	50,378
Accrued liabilities	64,499	37,203
Revenue distributions payable	69,809	40,166
Other current liabilities	16,349	22,559
Net cash provided by operating activities	872,272	1,488,385
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(29,473)	(72,072)
Drilling and completion costs	(273,956)	(393,506)
Additions to other property and equipment	(2,320)	(11,162)
Proceeds from asset sales	2,351	195
Change in other assets	597	1,711
Change in other liabilities	(77)	—
Net cash used in investing activities	(302,878)	(474,834)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(293,051)
Issuance of senior notes	1,800,000	—
Repayment of senior notes	(1,234,698)	(658,906)
Borrowings (repayments) on bank credit facilities, net	(1,017,000)	70,800
Payment of debt issuance costs	(22,440)	—
Distributions to noncontrolling interests in Martica Holdings LLC	(46,028)	(67,298)
Employee tax withholding for settlement of equity compensation awards	(9,530)	(64,819)
Convertible note equitizations	(85,648)	—
Other	(509)	(277)
Net cash used in financing activities	(564,853)	(1,013,551)
Net increase in cash and cash equivalents	4,541	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$4,541	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$58,126	89,326
Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$42,589	(3,504)

The following table set forth unaudited selected financial data for the three months ended June 30, 2021 and 2022:

	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2021	2022	(Decrease)	Change
Revenue:
Natural gas sales	$626,520	1,558,994	932,474	149%
Natural gas liquids sales	464,381	702,388	238,007	51%
Oil sales	51,906	89,185	37,279	72%
Commodity derivative fair value losses	(831,840)	(265,662)	566,178	(68)%
Marketing	165,453	106,150	(59,303)	(36)%
Amortization of deferred revenue, VPP	11,279	9,375	(1,904)	(17)%
Other income (loss)	(619)	1,255	1,874	(303)%
Total revenue	487,080	2,201,685	1,714,605	352%
Operating expenses:
Lease operating	21,645	25,253	3,608	17%
Gathering and compression	224,073	223,650	(423)	(0)%
Processing	209,627	219,100	9,473	5%
Transportation	207,662	213,462	5,800	3%
Production and ad valorem taxes	33,694	81,842	48,148	143%
Marketing	198,994	131,298	(67,696)	(34)%
Exploration and mine expenses	5,638	1,394	(4,244)	(75)%
General and administrative (excluding equity-based compensation)	27,928	36,268	8,340	30%
Equity-based compensation	4,249	8,171	3,922	92%
Depletion, depreciation and amortization	187,330	173,395	(13,935)	(7)%
Impairment of oil and gas properties	9,303	23,363	14,060	151%
Accretion of asset retirement obligations	1,331	804	(527)	(40)%
Contract termination	844	2,096	1,252	148%
Gain (loss) on sale of assets	(2,288)	71	2,359	*
Total operating expenses	1,130,030	1,140,167	10,137	1%
Operating income (loss)	(642,950)	1,061,518	1,704,468	*
Other earnings (expenses):
Interest expense, net	(49,963)	(34,213)	15,750	(32)%
Equity in earnings of unconsolidated affiliate	17,477	14,713	(2,764)	(16)%
Loss on early extinguishment of debt	(23,065)	(4,414)	18,651	(81)%
Loss on convertible note equitizations	(11,731)	—	11,731	*
Transaction expenses	(185)	—	185	*
Total other expense	(67,467)	(23,914)	43,553	(65)%
Income (loss) before income taxes	(710,417)	1,037,604	1,748,021	*
Income tax benefit (expense)	175,966	(225,571)	(401,537)	*
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(534,451)	812,033	1,346,484	*
Less: net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(10,984)	46,898	57,882	*
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(523,467)	765,135	1,288,602	*

Adjusted EBITDAX	$319,352	953,252	633,900	198%

* Not meaningful

The following table set forth selected operating data for the three months ended June 30, 2021 and 2022:

	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2021	2022	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	208	203	(5)	(2)%
C2 Ethane (MBbl)	4,356	4,025	(331)	(8)%
C3+ NGLs (MBbl)	10,440	10,156	(284)	(3)%
Oil (MBbl)	940	906	(34)	(4)%
Combined (Bcfe)	303	294	(9)	(3)%
Daily combined production (MMcfe/d)	3,324	3,228	(96)	(3)%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$3.01	7.67	4.66	155%
C2 Ethane (per Bbl)	$9.97	22.42	12.45	125%
C3+ NGLs (per Bbl)	$40.32	60.28	19.96	50%
Oil (per Bbl)	$55.22	98.49	43.27	78%
Weighted Average Combined (per Mcfe)	$3.78	8.00	4.22	112%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$2.91	4.94	2.03	70%
C2 Ethane (per Bbl)	$9.97	22.42	12.45	125%
C3+ NGLs (per Bbl)	$35.95	59.84	23.89	66%
Oil (per Bbl)	$52.05	97.73	45.68	88%
Weighted Average Combined (per Mcfe)	$3.55	6.10	2.55	72%
Average costs (per Mcfe):
Lease operating	$0.07	0.09	0.02	29%
Gathering and compression	$0.74	0.76	0.02	3%
Processing	$0.69	0.75	0.06	9%
Transportation	$0.69	0.73	0.04	6%
Production and ad valorem taxes	$0.11	0.28	0.17	155%
Marketing (revenue) expense, net	$0.11	0.09	(0.02)	(18)%
Depletion, depreciation, amortization and accretion	$0.62	0.59	(0.03)	(5)%
General and administrative (excluding equity-based compensation)	$0.09	0.12	0.03	33%

(1)	Production volumes exclude volumes related to VPP transaction.
(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.
(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.